Exhibit 99.1
ATTRIBUTED FINANCIAL INFORMATION
Unless otherwise defined herein, the capitalized terms used herein are defined in the notes to our March 31, 2017 condensed consolidated financial statements included in this Quarterly Report on Form 10-Q (our March 31, 2017 Quarterly Report). The financial information presented herein should be read in conjunction with the financial information and related discussion and analysis included in our March 31, 2017 Quarterly Report and our 10-K. In the following text, the terms “we,” “our,” “our company” and “us” may refer, as the context requires, to Liberty Global or collectively to Liberty Global and its subsidiaries.
The following tables present our assets, liabilities, revenue, expenses and cash flows that are intended to track and reflect the separate economic performance of the businesses and assets attributed to (i) the Liberty Global Group and (ii) the LiLAC Group. For additional information regarding our tracking shares, see note 1 to the March 31, 2017 condensed consolidated financial statements included in our March 31, 2017 Quarterly Report.

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION
March 31, 2017
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$2,109.6	$527.1	$—	$2,636.7
Trade receivables, net	1,272.8	525.2	(1.6)	1,796.4
Derivative instruments	350.0	9.7	—	359.7
Prepaid expenses	174.4	81.3	—	255.7
Other current assets	361.7	362.4	(31.0)	693.1
Total current assets	4,268.5	1,505.7	(32.6)	5,741.6
Investments	6,518.6	95.3	—	6,613.9
Property and equipment, net	17,471.0	3,932.8	—	21,403.8
Goodwill	17,351.1	6,154.4	—	23,505.5
Intangible assets subject to amortization, net	2,269.5	1,331.1	—	3,600.6
Other assets, net	5,667.7	1,197.8	—	6,865.5
Total assets	$53,546.4	$14,217.1	$(32.6)	$67,730.9

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION — (Continued)
March 31, 2017
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations		Consolidated Liberty Global
	in millions
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$981.0	$228.9	$(1.6)		$1,208.3
Deferred revenue and advance payments from subscribers and others	1,164.2	178.8	—		1,343.0
Current portion of debt and capital lease obligations	2,822.4	145.1	—		2,967.5
Accrued capital expenditures	483.5	84.7	—		568.2
Accrued income taxes	353.8	25.8	—		379.6
Accrued interest	311.5	45.5	—	—	357.0
Other accrued and current liabilities	1,842.6	543.1	(31.0)		2,354.7
Total current liabilities	7,959.0	1,251.9	(32.6)		9,178.3
Long-term debt and capital lease obligations	35,421.7	5,978.3	—		41,400.0
Other long-term liabilities	2,157.9	1,193.8	—		3,351.7
Total liabilities	45,538.6	8,424.0	(32.6)		53,930.0
Equity attributable to Liberty Global shareholders	8,477.7	4,193.9	—		12,671.6
Noncontrolling interests	(469.9)	1,599.2	—		1,129.3
Total equity	8,007.8	5,793.1	—		13,800.9
Total liabilities and equity	$53,546.4	$14,217.1	$(32.6)		$67,730.9

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION
December 31, 2016
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,076.6	$552.6	$—	$1,629.2
Trade receivables, net	1,374.9	531.6	—	1,906.5
Derivative instruments	405.5	7.2	—	412.7
Prepaid expenses	122.8	86.6	—	209.4
Receivable from the VodafoneZiggo JV	2,346.6	—	—	2,346.6
Other current assets	237.6	335.7	(25.9)	547.4
Total current assets	5,564.0	1,513.7	(25.9)	7,051.8
Investments	6,388.7	95.0	—	6,483.7
Property and equipment, net	17,249.3	3,860.9	—	21,110.2
Goodwill	17,063.7	6,302.6	—	23,366.3
Intangible assets subject to amortization, net	2,423.2	1,234.5	—	3,657.7
Other assets, net	5,829.0	1,185.4	—	7,014.4
Total assets	$54,517.9	$14,192.1	$(25.9)	$68,684.1

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION — (Continued)
December 31, 2016
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$954.5	$219.4	$(5.7)	$1,168.2
Deferred revenue and advance payments from subscribers and others	1,059.0	181.1	—	1,240.1
Current portion of debt and capital lease obligations	2,624.3	150.8	—	2,775.1
Accrued capital expenditures	677.8	87.6	—	765.4
Accrued income taxes	431.8	26.1	—	457.9
Accrued interest	555.8	115.6	—	671.4
Other accrued and current liabilities	2,094.1	570.8	(20.2)	2,644.7
Total current liabilities	8,397.3	1,351.4	(25.9)	9,722.8
Long-term debt and capital lease obligations	34,886.5	5,897.1	—	40,783.6
Other long-term liabilities	2,235.5	1,210.2	—	3,445.7
Total liabilities	45,519.3	8,458.7	(25.9)	53,952.1
Equity attributable to Liberty Global shareholders	9,508.7	4,252.6	—	13,761.3
Noncontrolling interests	(510.1)	1,480.8	—	970.7
Total equity	8,998.6	5,733.4	—	14,732.0
Total liabilities and equity	$54,517.9	$14,192.1	$(25.9)	$68,684.1

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS INFORMATION
Three months ended March 31, 2017
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Consolidated Liberty Global
	in millions

Revenue	$3,519.0	$910.9	$4,429.9
Operating costs and expenses (exclusive of depreciation and amortization, shown separately below) (note 3):
Programming and other direct costs of services	812.0	221.9	1,033.9
Other operating	528.0	161.7	689.7
SG&A	607.7	179.0	786.7
Inter-group fees and allocations	(3.0)	3.0	—
Depreciation and amortization	1,128.3	193.9	1,322.2
Impairment, restructuring and other operating items, net	14.8	13.4	28.2
	3,087.8	772.9	3,860.7
Operating income	431.2	138.0	569.2
Non-operating income (expense):
Interest expense	(453.2)	(94.3)	(547.5)
Realized and unrealized losses on derivative instruments, net	(241.8)	(27.3)	(269.1)
Foreign currency transaction gains, net	64.4	14.5	78.9
Realized and unrealized gains due to changes in fair values of certain investments and debt, net	94.4	—	94.4
Losses on debt modification and extinguishment, net	(45.3)	—	(45.3)
Share of earnings (losses) of affiliates, net	(15.7)	0.3	(15.4)
Other income, net	11.9	2.5	14.4
	(585.3)	(104.3)	(689.6)
Earnings (loss) before income taxes	(154.1)	33.7	(120.4)
Income tax expense (note 2)	(102.2)	(44.6)	(146.8)
Net loss	(256.3)	(10.9)	(267.2)
Net earnings attributable to noncontrolling interests	(36.6)	(16.4)	(53.0)
Net loss attributable to Liberty Global shareholders	$(292.9)	$(27.3)	$(320.2)

Net loss	$(256.3)	$(10.9)	$(267.2)
Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	252.9	(10.2)	242.7
Pension-related adjustments and other	(1.3)	(1.5)	(2.8)
Other comprehensive earnings (loss)	251.6	(11.7)	239.9
Comprehensive loss	(4.7)	(22.6)	(27.3)
Comprehensive earnings attributable to noncontrolling interests	(36.6)	(15.9)	(52.5)
Comprehensive loss attributable to Liberty Global shareholders	$(41.3)	$(38.5)	$(79.8)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS INFORMATION
Three months ended March 31, 2016
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Consolidated Liberty Global
	in millions

Revenue	$4,284.1	$303.9	$4,588.0
Operating costs and expenses (exclusive of depreciation and amortization, shown separately below):
Programming and other direct costs of services	972.4	83.9	1,056.3
Other operating	622.0	50.1	672.1
SG&A	763.3	49.8	813.1
Inter-group fees and allocations	(2.1)	2.1	—
Depreciation and amortization	1,383.2	52.3	1,435.5
Impairment, restructuring and other operating items, net	18.7	5.7	24.4
	3,757.5	243.9	4,001.4
Operating income	526.6	60.0	586.6
Non-operating income (expense):
Interest expense	(565.2)	(54.1)	(619.3)
Realized and unrealized losses on derivative instruments, net	(364.0)	(144.7)	(508.7)
Foreign currency transaction gains, net	251.4	87.6	339.0
Realized and unrealized losses due to changes in fair values of certain investments, net	(268.2)	—	(268.2)
Losses on debt modification and extinguishment, net	(4.3)	—	(4.3)
Share of losses of affiliates, net	(27.6)	(0.3)	(27.9)
Other income, net	80.6	0.6	81.2
	(897.3)	(110.9)	(1,008.2)
Loss before income taxes	(370.7)	(50.9)	(421.6)
Income tax benefit (note 2)	36.9	12.0	48.9
Net loss	(333.8)	(38.9)	(372.7)
Net loss attributable to noncontrolling interests	3.2	0.4	3.6
Net loss attributable to Liberty Global shareholders	$(330.6)	$(38.5)	$(369.1)

Net loss	$(333.8)	$(38.9)	$(372.7)
Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	25.1	(8.5)	16.6
Pension-related adjustments and other	(0.3)	(3.3)	(3.6)
Other comprehensive earnings (loss)	24.8	(11.8)	13.0
Comprehensive loss	(309.0)	(50.7)	(359.7)
Comprehensive loss attributable to noncontrolling interests	3.2	0.4	3.6
Comprehensive loss attributable to Liberty Global shareholders	$(305.8)	$(50.3)	$(356.1)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION
Three months ended March 31, 2017
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Consolidated Liberty Global
	in millions
Cash flows from operating activities:
Net loss	$(256.3)	$(10.9)	$(267.2)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation expense	33.4	5.6	39.0
Inter-group fees and allocations	(3.0)	3.0	—
Depreciation and amortization	1,128.3	193.9	1,322.2
Impairment, restructuring and other operating items, net	14.8	13.4	28.2
Amortization of deferred financing costs and non-cash interest	16.6	(3.8)	12.8
Realized and unrealized losses on derivative instruments, net	241.8	27.3	269.1
Foreign currency transaction gains, net	(64.4)	(14.5)	(78.9)
Realized and unrealized gains due to changes in fair values of certain investments and debt, including impact of dividends	(82.6)	—	(82.6)
Losses on debt modification and extinguishment, net	45.3	—	45.3
Share of losses (earnings) of affiliates, net	15.7	(0.3)	15.4
Deferred income tax benefits	(12.6)	(24.1)	(36.7)
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions	(174.2)	(113.7)	(287.9)
Net cash provided by operating activities	902.8	75.9	978.7

Cash flows from investing activities:
Distributions received from affiliates	1,569.4	—	1,569.4
Equalization payment related to the VodafoneZiggo JV Transaction	840.8	—	840.8
Capital expenditures	(500.4)	(124.4)	(624.8)
Investments in and loans to affiliates and others	(25.1)	—	(25.1)
Cash paid in connection with acquisitions, net of cash acquired	(3.3)	—	(3.3)
Other investing activities, net	9.3	(5.4)	3.9
Net cash provided (used) by investing activities	$1,890.7	$(129.8)	$1,760.9

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION — (Continued)
Three months ended March 31, 2017
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Consolidated Liberty Global
	in millions
Cash flows from financing activities:
Repayments and repurchases of debt and capital lease obligations	$(2,950.8)	$(73.9)	$(3,024.7)
Borrowings of debt	2,527.6	136.5	2,664.1
Repurchase of Liberty Global ordinary shares	(940.7)	(18.9)	(959.6)
VAT paid on behalf of the VodafoneZiggo JV	(162.6)	—	(162.6)
Net cash paid related to derivative instruments	(150.5)	—	(150.5)
Payment of financing costs and debt premiums	(71.1)	(1.0)	(72.1)
Change in cash collateral	—	(5.6)	(5.6)
Distributions by subsidiaries to noncontrolling interest owners	—	(14.6)	(14.6)
Other financing activities, net	(35.0)	6.4	(28.6)
Net cash provided (used) by financing activities	(1,783.1)	28.9	(1,754.2)

Effect of exchange rate changes on cash	22.6	(0.5)	22.1

Net increase (decrease) in cash and cash equivalents	1,033.0	(25.5)	1,007.5
Cash and cash equivalents:
Beginning of period	1,076.6	552.6	1,629.2
End of period	$2,109.6	$527.1	$2,636.7

Cash paid for interest	$685.1	$168.2	$853.3
Net cash paid for taxes	$181.6	$34.6	$216.2

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION
Three months ended March 31, 2016
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from operating activities:
Net loss	$(333.8)	$(38.9)	$—	$(372.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation expense	67.2	1.8	—	69.0
Inter-group fees and allocations	(2.1)	2.1	—	—
Depreciation and amortization	1,383.2	52.3	—	1,435.5
Impairment, restructuring and other operating items, net	18.7	5.7	—	24.4
Amortization of deferred financing costs and non-cash interest	18.8	1.2	—	20.0
Realized and unrealized losses on derivative instruments, net	364.0	144.7	—	508.7
Foreign currency transaction gains, net	(251.4)	(87.6)	—	(339.0)
Realized and unrealized losses due to changes in fair values of certain investments, net	268.2	—	—	268.2
Losses on debt modification and extinguishment, net	4.3	—	—	4.3
Share of losses of affiliates, net	27.6	0.3	—	27.9
Deferred income tax expense (benefits)	(124.6)	6.1	—	(118.5)
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions	(419.3)	(17.8)	—	(437.1)
Net cash provided by operating activities	1,020.8	69.9	—	1,090.7

Cash flows from investing activities:
Capital expenditures	(587.1)	(50.0)	—	(637.1)
Investments in and loans to affiliates and others	(26.0)	(0.3)	—	(26.3)
Cash paid in connection with acquisitions, net of cash acquired	(1,341.2)	—	—	(1,341.2)
Inter-group payments, net	(0.5)	(6.8)	7.3	—
Other investing activities, net	75.5	1.6	—	77.1
Net cash used by investing activities	$(1,879.3)	$(55.5)	$7.3	$(1,927.5)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION — (Continued)
Three months ended March 31, 2016
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations		Consolidated Liberty Global
	in millions
Cash flows from financing activities:
Repayments and repurchases of debt and capital lease obligations	$(1,593.5)	$(0.1)	$—		$(1,593.6)
Borrowings of debt	2,642.0	—	—		2,642.0
Repurchase of Liberty Global ordinary shares	(191.6)	—	—		(191.6)
Net cash paid related to derivative instruments	(32.0)	—	—		(32.0)
Payment of financing costs and debt premiums	(27.2)	(0.4)	—		(27.6)
Change in cash collateral	117.7	—	—		117.7
Net cash paid associated with call option contracts on Liberty Global ordinary shares	(97.8)	—	—		(97.8)
Inter-group receipts, net	6.8	0.5	(7.3)		—
Other financing activities, net	(35.9)	(0.2)	—		(36.1)
Net cash provided (used) by financing activities	788.5	(0.2)	(7.3)	—	781.0

Effect of exchange rate changes on cash	47.3	6.9	—		54.2

Net increase (decrease) in cash and cash equivalents	(22.7)	21.1	—		(1.6)
Cash and cash equivalents:
Beginning of period	707.6	274.5	—		982.1
End of period	$684.9	$295.6	$—		$980.5

Cash paid for interest	$755.9	$63.7	$—		$819.6
Net cash paid for taxes	$110.8	$4.3	$—		$115.1

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information
March 31, 2017
(unaudited)

(1)	Attributed Financial Information
The terms “LiLAC Group” and “Liberty Global Group” do not represent separate legal entities, rather they represent those businesses, assets and liabilities that have been attributed to each group. The LiLAC Group comprises our businesses, assets and liabilities in Latin America and the Caribbean and has attributed to it (i) LGE Coral and its subsidiaries, which include CWC, (ii) VTR Finance and its subsidiaries, which include VTR, (iii) Lila Chile Holding, which is the parent entity of VTR Finance and (iv) LiLAC Communications and its subsidiaries, which include Liberty Puerto Rico. The Liberty Global Group comprises our businesses, assets and liabilities not attributed to the LiLAC Group, including Virgin Media, Ziggo Group Holding (through December 31, 2016), Unitymedia, Telenet, UPC Holding, our corporate entities (excluding LiLAC Communications) and certain other less significant entities. Accordingly, the accompanying attributed financial information for the Liberty Global Group and the LiLAC Group includes the assets, liabilities, revenue, expenses and cash flows of the respective entities within each group. Any business that we may acquire in the future that we do not attribute to the LiLAC Group will be attributed to the Liberty Global Group.
Our board of directors is vested with discretion to reattribute businesses, assets and liabilities that are attributed to either the Liberty Global Group or the LiLAC Group to the other group, without the approval of any of our shareholders, and may use the liquidity of one group to fund the liquidity and capital resource requirements of the other group. Accordingly, shareholders may have difficulty evaluating the future prospects and liquidity and capital resources of each group.

(2)	Income Taxes
We generally have accounted for income taxes for the Liberty Global Group and the LiLAC Group in the accompanying attributed financial information on a separate return basis, as adjusted to reflect the consolidated view of the tax asset, liability, benefit or expense (tax attribute) of each group. Accordingly, except as otherwise noted below, any tax attribute associated with an entity attributed to the Liberty Global Group has been allocated to the Liberty Global Group and any tax attribute associated with an entity attributed to the LiLAC Group has been allocated to the LiLAC Group.
Liberty Global owns consolidated interests in a number of entities that are included in combined or consolidated tax returns, including tax returns in the Netherlands (the Dutch Fiscal Unity), the U.K. (the U.K. Tax Group) and the U.S (the U.S. Tax Group). Different members of the Liberty Global Group file combined tax returns for the Dutch Fiscal Unity and U.K. tax returns, where sharing of certain tax attributes is permitted, and consolidated tax returns for the U.S. Tax Group. Certain entities included in the Dutch Fiscal Unity, the U.K. Tax Group and the U.S. Tax Group are attributed to the LiLAC Group. As a result, we record inter-group tax allocations to recognize changes in the tax attributes of certain members of the LiLAC Group that are included in the Dutch Fiscal Unity, the U.K. Tax Group or the U.S. Tax Group. Prior to July 1, 2015, the inter-group tax allocations reflected in the attributed financial information were not cash settled and were not the subject of tax sharing agreements. Accordingly, inter-group tax allocations prior to July 1, 2015 are reflected in the attributed financial information as adjustments of equity. Following the adoption of the tax sharing policy described below, certain inter-group tax allocations are expected to be cash settled.
Effective July 1, 2015 (the date we distributed the LiLAC Shares), the allocation of tax attributes between the Liberty Global Group and the LiLAC Group is based on a tax sharing policy. This tax sharing policy, which may be changed in future periods at the discretion of the board of directors of Liberty Global, generally results in the allocation of Liberty Global’s tax attributes to the Liberty Global Group and the LiLAC Group based on the tax attributes of the legal entities attributed to each of the groups. Nevertheless, to the extent that Liberty Global management concludes the actions or results of one group give rise to changes in the tax attributes of the other group, the change in those tax attributes are generally allocated to the group whose actions or results gave rise to such changes. Similarly, in cases where legal entities in one group join in a common tax filing with members of the other group, changes in the tax attributes of the group that includes the filing entity that are the result of the actions or financial results of one or more members of the other group are allocated to the group that does not include the filing entity. In addition, the allocation of any taxes and losses resulting from the ultimate tax treatment of Liberty Global tax attributes related to the distribution of the LiLAC Shares are allocated in proportion to each group’s respective number of “liquidation units.” Pursuant to the terms of our articles of association, the liquidation units for each Liberty Global Share and each LiLAC Share are 1 and 0.94893, respectively. For periods beginning on and after July 1, 2015, we will record non-interest bearing inter-group payables and receivables in connection with the allocation of tax attributes to the extent that tax assets are utilized or taxable income is included in the return for the applicable tax year. These inter-group payables and receivables are expected to be cash settled annually within 90 days following the filing of the relevant tax return. Changes to previously filed tax returns will be reflected in the inter-group payables and receivables, and any prior settlement of payables and receivables will be adjusted to reflect amended tax filings.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
March 31, 2017
(unaudited)

Liberty Global Group
Income tax benefit (expense) attributable to our loss before income taxes differs from the amounts computed using the applicable income tax rate as a result of the following factors:

	Liberty Global Group
	Three months ended March 31,
	2017	2016
	in millions

Computed “expected” tax benefit (a)	$29.7	$74.1
Change in valuation allowances	(55.9)	(105.7)
Non-deductible or non-taxable interest and other expenses	(47.0)	(11.9)
Non-deductible or non-taxable foreign currency exchange results	(27.9)	17.3
Basis and other differences in the treatment of items associated with investments in subsidiaries and affiliates	(13.6)	(10.6)
International rate differences (b)	8.0	25.8
Tax effect of intercompany financing	—	38.1
Recognition of previously unrecognized tax benefits	—	15.0
Other, net	4.5	(5.2)
Total income tax benefit (expense)	$(102.2)	$36.9
_______________

(a)
The statutory or “expected” tax rates are the U.K. rates of 19.25% for 2017 and 20.0% for 2016. The 2017 statutory rate represents the blended rate that will be in effect for the year ended December 31, 2017 based on the 20.0% statutory rate that will be in effect for the first quarter of 2017 and the 19.0% rate that will be in effect for the remainder of 2017.

(b)	Amounts reflect adjustments to the “expected” tax benefit for statutory rates in jurisdictions in which we operate outside of the U.K.
LiLAC Group
Income tax benefit (expense) attributable to our earnings (loss) before income taxes differs from the amounts computed using the applicable income tax rate as a result of the following:

	LiLAC Group
	Three months ended March 31,
	2017	2016
	in millions

Computed “expected” tax benefit (expense) (a)	$(6.5)	$10.2
Non-deductible or non-taxable foreign currency exchange results	(28.7)	—
Enacted tax law and rate change	9.8	(0.2)
Non-deductible or non-taxable interest and other expenses	(9.6)	(0.3)
Foreign taxes	(5.0)	(3.4)
International rate differences (b)	(3.9)	2.8
Change in valuation allowances	(2.2)	5.8
Basis and other differences in the treatment of items associated with investments in subsidiaries and affiliates	—	(1.8)
Other, net	1.5	(1.1)
Total income tax benefit (expense)	$(44.6)	$12.0

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
March 31, 2017
(unaudited)

_______________

(a)
The statutory or “expected” tax rates are the U.K. rates of 19.25% for 2017 and 20.0% for 2016. The 2017 statutory rate represents the blended rate that will be in effect for the year ended December 31, 2017 based on the 20.0% statutory rate that will be in effect for the first quarter of 2017 and the 19.0% statutory rate that will be in effect for the remainder of 2017.

(b)	Amounts reflect adjustments to the “expected” tax benefit (expense) for statutory rates in jurisdictions in which we operate outside of the U.K.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
March 31, 2017
(unaudited)

(3)	Allocated Expenses
We allocate a portion of the Liberty Global Group’s corporate functions, excluding share-based compensation expense, to the LiLAC Group based primarily on the estimated percentage of time spent by corporate personnel providing services for each group. The allocated costs, which are cash settled and are periodically re-evaluated, are presented as inter-group fees and allocations in the attributed statements of operations information.
The share-based compensation expense reflected in the accompanying attributed statements of operations information is based on the share incentive awards held by the employees of the respective entities comprising the Liberty Global Group and the LiLAC Group.
The income tax benefit and expense of the Liberty Global Group and the LiLAC Group includes inter-group tax allocations. For additional information concerning our inter-group tax allocations, see note 2 to this attributed financial information.
While we believe that our allocation methodologies are reasonable, we may elect to change these allocation methodologies or the percentages used to allocate operating and SG&A expenses in the future.

(4)	Inter-group Transactions
Lila Chile Note
On July 11, 2014, Lila Chile Holding and Liberty Global Holding B.V., an entity attributed to the Liberty Global Group, entered into a loan agreement (the Lila Chile Note). During the fourth quarter of 2016, the outstanding principal and interest on the Lila Chile Note was cash settled. The Lila Chile Note bore interest at 5.90% per annum. The net increase in the Lila Chile Note during the three months ended March 31, 2016 includes (i) cash loans of $6.8 million and (ii) the transfer of $0.4 million in non-cash accrued interest to the principal balance.